Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-4 of American National Bankshares Inc. of our report dated February 25, 2005, relating the consolidated financial statements of American National Bankshares Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004. We also consent to the reference made to us under the caption “Experts” in the Proxy Statement/Prospectus constituting a part of this Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

February 16, 2006